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EXHIBIT 12.1

COMPUTATION OF RATIOS

        Ratio of current assets to current liabilities = current assets (at balance sheet date) divided by current liabilities (at balance sheet date).

        Inventory turnover ratio = total cost of sales divided by average inventory (beginning and ending inventory, divided by two, at the balance sheet date).

        Book value per share = stockholders' equity divided by common shares outstanding (at balance sheet date).

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  EXHIBIT 12.1
COMPUTATION OF RATIOS